Exhibit 99.1

SuRo Capital Corp. Fourth Quarter and Fiscal Year 2023

Preliminary Investment Portfolio Update

Net Asset Value Anticipated to be $7.85 to $8.35 Per Share

NEW YORK, NY, January 16, 2024 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today provided the following preliminary update on its investment portfolio for the fourth quarter and fiscal year ended December 31, 2023.

“The fourth quarter ended a year that included two wars, domestic and international bank failures, rampant inflation, and aggressive Federal Reserve intervention. These events led to a volatile stock market. While a handful of companies drove the stock market higher, a majority of stocks posted only modest gains. The combination of geopolitical uncertainty and bifurcated equity markets translated into declining values in the private markets, resulting in a significantly reduced level of primary capital raises,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital.

“Despite these challenging events and crosscurrents, as we move into the new year with over $90 million in investable capital, we remain steadfast in our belief that there continue to be high-quality opportunities available at attractive prices that allow us to be both opportunistic and judicious with the deployment of capital,” Mr. Klein concluded.

As previously reported, SuRo Capital’s net assets totaled approximately $212.0 million, or $8.41 per share, at September 30, 2023, and approximately $210.0 million, or $7.39 per share at December 31, 2022. As of December 31, 2023, SuRo Capital’s net asset value is estimated to be between $7.85 to $8.35 per share.

As of December 31, 2023, there were 25,445,805 shares of the Company’s common stock outstanding.

Investment Portfolio Update

As of December 31, 2023, SuRo Capital held positions in 38 portfolio companies – 34 privately held and 4 publicly held, some of which may be subject to certain lock-up provisions.

During the three months ended December 31, 2023, SuRo Capital made the following investments, excluding short-term US treasuries:

Portfolio Company	Investment	Transaction Date	Amount
Colombier Sponsor II LLC	Class B Units & Class W Units	11/20/2023	$1.6 million
FourKites, Inc.(1)	Common Shares	12/21/2023	$2.7 million
Xgroup Holdings Limited (d/b/a Xpoint)(2)	Convertible Note	10/26/2023	$0.3 million

(1)	Represents a follow-on investment.
(2)	Represents a follow-on investment made through SuRo Capital Sports, LLC.

During the three months ended December 31, 2023, SuRo Capital exited or received proceeds from the following investments, excluding short-term US treasuries:

Portfolio Company	Transaction Date	Quantity	Average Net Share Price(1)	Net Proceeds	Realized Gain/(Loss)
Churchill Sponsor VI LLC	12/4/2023	N/A	N/A	$-	$(0.2 million)
Forge Global, Inc.(2)	Various	1,465,994	$3.56	$5.2 million	$3.9 million
NewLake Capital Partners, Inc.(3)	Various	105,820	$14.02	$1.5 million	$(0.7 million)
Nextdoor Holdings, Inc.(4)	Various	150,000	$1.98	$0.3 million	$(0.5 million)
PSQ Holdings, Inc. (d/b/a PublicSq.) – Public Warrants(5)	Various	303,963	$1.05	$0.3 million	$0.2 million
Residential Homes For Rent, LLC (d/b/a Second Avenue)(6)	Various	N/A	N/A	$0.3 million	$-
True Global Ventures 4 Plus Pte Ltd	12/18/2023	N/A	N/A	$0.1 million	$-

(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sale(s), if applicable.
(2)	As of December 31, 2023, SuRo Capital held 1,145,875 remaining Forge Global, Inc. public common shares.
(3)	As of December 15, 2023, SuRo Capital had sold its remaining NewLake Capital Partners, Inc. public common shares.
(4)	As of December 31, 2023, SuRo Capital held 112,420 remaining Nextdoor Holdings, Inc. public common shares.
(5)	As of December 31, 2023, SuRo Capital held 2,396,037 remaining PSQ Holdings, Inc. (d/b/a PublicSq.) public warrants.
(6)	On December 26, 2023, a final payment was received from Residential Homes For Rent, LLC (d/b/a Second Avenue) related to the 15% term loan due December 23, 2023. During the three months ended December 31, 2023, approximately $0.3 million was received, of which approximately $0.3 million repaid the outstanding principal and the remaining was attributed to interest.

SuRo Capital’s liquid assets were approximately $98.5 million as of December 31, 2023, consisting of cash, short-term US treasuries, and securities of publicly traded portfolio companies not subject to lock-up restrictions at year-end.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of SuRo Capital. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its fourth quarter and fiscal year ended December 31, 2023 results in March 2024.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in New York, NY and has offices in San Francisco, CA. Connect with the company on Twitter, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(212) 931-6331

IR@surocap.com